COMSTOCK MINING ANNOUNCES THIRD QUARTER 2013 RESULTS

RECORD GOLD AND SILVER PRODUCTION, RECEIVES EXPANSION PERMIT

Virginia City, NV (October 31, 2013) -- Comstock Mining Inc. (the “Company” or “CMI”) (NYSE MKT: LODE) today announced selected unaudited financial results for the quarter ended September 30, 2013. Comstock’s Chief Executive Officer, Corrado De Gasperis commented, “Our ramp up and productivity gains have yielded record production for the quarter, including a 39% increase in silver shipments over the prior quarter. The issuance of the expanded Water Control Permit quadruples our permitted capacity and positions us well to double our revenue for next year, significantly reduce our unit costs and, most importantly, generate positive cash flow. We are building an extraordinary business through production and development growth and land expansion, all while running a most responsible Nevada-mining enterprise.”

2013 Third Quarter Highlights

•	Mining revenue from gold sales for Q3 2013 was $6.6 million, as compared to $6.8 million for Q2 2013.
•	Gold shipments were 5,214 ounces in Q3 2013, a 6% increase as compared to 4,921 ounces in Q2 2013.
•	Silver shipments were 59,731 ounces in Q3 2013, a 39% increase as compared to 42,992 ounces in Q2 2013.
•	Gold and silver shipments both represent record highs for the Company. Initial production ramp-up phase was completed, exceeding initial targeted production rates of 400 gold equivalent ounces per week in Q2 and Q3, and over 500 gold equivalent ounces per week in September. The Company added 16% more ounces of gold to inventory, 6,088 ounces, as compared to 5,265 in Q2 2013, resulting in approximately 12% lower average inventoried cost per ounce at September 30, 2013.
•	Net loss for Q3 2013 was $4.5 million, or $(0.09) per common share as compared to $9 million for Q3 2012, or $(0.24) per common share. The decrease of $4.5 million resulted primarily from a $6.6 million increase in mining revenue, a $4.2 million decrease in all other operating and other expenses, offset by $6.4 million of costs applicable to mining.
•	Costs applicable to mining were approximately $6.4 million, a $1.8 million decrease from the prior quarter, primarily driven by the elimination of redundant costs associated with temporary use of the state route and longer haul routes and inventory write-downs to realizable market value not occurring in the current quarter.
•	Operating expenses, excluding costs applicable to mining, totaled $4.9 million for Q3 2013, as compared to $8 million for Q3 2012. The $3.1 million decrease was primarily due to a $2.6 million reduction in exploration and reclamation costs as the Company shifted into full production and a $.5 million reduction to administrative, including compensation, and legal costs.

P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

2013 Year-to-Date Highlights

•	Received Special Use Permit Modification from Storey County for Heap Leach Pad Expansion
•	Received Water Pollution Control Permit from State of Nevada NDEP that increases the amount of mineralized material the Company may process from 1 million tons per annum to 4 million tons per annum, enabling the planned production rate to double to 40,000 gold equivalent ounces in 2014.
•	Received Lyon County Approval for Reversion of Acreage on our Dayton Mine Property
•	Net cash used in operating activities for the nine months ended September 30, 2013 was $11.5 million, versus $17.8 million in the comparable prior period. The $6.3 million decrease resulted primarily from a lower net loss of $9.5 million less a higher use of cash of $2.5 million for working capital, including debt reductions from gold transfers.
•	Net cash used in investing activities for the nine months ended September 30, 2013, was $2.7 million, versus $10.7 million in the comparable prior period. The $8.0 million decrease resulted primarily from the reduced purchases of plant and equipment associated with last year’s construction of mining infrastructure offset by $1.4 million used for productivity investments during Q2 2013 and $1.1 million for increased cash bonding for the nine months ended September 30, 2013, as compared the comparable prior period.
•	Total debt, excluding capital leases, was $6.4 million at September 30, 2013, as compared to $13.7 million at year-end 2012. The decrease of $7.3 million was primarily due to the full payoff of $5.4 million previously drawn on the Revolving Facility and the $2.2 million reduction of Caterpillar finance loans.
•	Cash and cash equivalents were $5.9 million, with the $5 million Revolving Facility paid off during the third quarter. The Company has received improved, indicative terms for a new revolving facility.

Production Expansion

The Company has recently transitioned into production in the Lucerne Mine and ramped up to the targeted 20,000 gold-equivalent-ounce annual production rate and exceeded that rate during both the second and third quarters of 2013, averaging over 400 gold-equivalent ounces per week for the quarter ended September 30, 2013, and over 500 ounces per week in September. This intermediate target was exceeded and sustained by maximizing production under existing permitted capacity constraints around our heap leach and processing facility. The Company’s existing heap leach is currently being expanded based on the recent receipt of all required permits, including the recently received, key Water Control Permit. This permit increases our authorized capacities and processing rates from a previous maximum of 1.0 million tons per annum to 4.0 million tons per annum.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

Mr. DeGasperis continued: "Nevada continues to represent one of the most supportive mining jurisdictions in the world, with world class regulation and thorough due process.   We are pleased with the diligence of NDEP-BMRR's process, prioritizing public safety while supporting the advancement of our business. This is a critical permit modification that enables our production expansion goals for the remainder of this year, next year and beyond.  We will move expeditiously to complete our current heap leach expansion from five to eight cells, to increase our rates of production and significantly reduce our unit costs associated with producing our planned 40,000 gold equivalent ounces for next year."

During the second and third quarters of 2013, we completed the ramp up and stabilization activities of the production system, including significant improvements to the metal extraction processes, particularly the Merrill-Crowe facility. We invested approximately $1.4 million for certain productivity enhancing actions associated with pump, pipe, filtration and press capacities, so that the Merrill-Crowe and heap leach facilities could operate at fluid processing rates of up to 1,000 gallons per minute. These capacities are operational and available for the expanded heap leach pad. For the fourth quarter of 2013, we plan on spending up to $2 million in capital expenditures, primarily to expand our heap leaching and related production capacity.

Metal sales for the nine months ended September 30, 2013 totaled $19.8 million, with gold revenues of $17.1 million. We also sold $2.7 million of silver. Metal sales for the three months ended September 30, 2013 totaled $7.9 million, with gold revenues of $6.6 million. We also sold $1.3 million of silver in the third quarter. Silver is accounted for as a by-product credit in costs applicable to mining revenue for financial reporting purposes. For the three months ended September 30, 2013, the Company crushed and stacked over 288,000 dry tons of mineralized material and shipped 5,214 ounces of gold and 59,731 ounces of silver, both record levels for the Company. Gold grades placed onto the pad averaged 0.025 ounces per ton in the third quarter. Material placed on the heap leach pad remains under solution, although not constantly, until the target recovery rates are achieved. The Company aims to continuously improve its operations to enhance grades, maximize yields and increase tons crushed and stacked.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

During the third quarter ended September 30, 2013, the Company realized an average price of $1,291.88 price per ounce of gold and a $21.23 average sales price per ounce of silver.   At September 30, 2013, the Company has priced approximately 2,400 ounces of gold sales at an average price just over $1,350 per ounce.

Operating Costs

During the first nine months of 2013, actual Lucerne Mine costs applicable to mining revenue were approximately $21.1 million, $18.4 million net of silver credits. Cost applicable to mining revenue include mining and processing labor, maintenance, drilling and blasting and assaying costs associated with higher production rates and higher absorbed inventory costing associated with costs incurred in advance of achieving the targeted production rate, including the planned increases in the fourth quarter of 2013.

Costs applicable to mining revenue for the first nine months of 2013 include $1 million of higher hauling costs, including the previously incurred redundancy associated with our inability to use an existing haul road, for most of the first quarter that crosses Lot 51 and the transition costs associated with renting new haul vehicles while transitioning out of the existing, temporary vehicles. Costs applicable to mining revenue also include $2.4 million of depreciation and a $1 million write down of inventory to market value for the nine months ended September 30, 2013. Management believes the system is now capable of operating at twice the production rates of the first nine months and plans on ramping up operations to those higher levels now that the permits have been approved.

During the second and third quarters, once production had stabilized, the Company focused on stream-lining the organization and reducing general, administrative, consulting and other related costs. The Company is also focused on reducing costs applicable to mining and leveraging the existing fixed operating expenses for the production of higher ounces in the second half of 2013, as compared to the first half of 2013. Costs applicable to mining per ounces added to inventory during the quarter are lower than the previous quarter by approximately 12%. Costs applicable to mining revenue do not include general, administrative or exploration costs.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

Exploration and Development

The Comstock Mining district is a well-known, historic mining district, with over 150 years of production-based history.  We have access to extensive reports and maps on various properties in the district, but to-date, we have only conducted detailed geologic exploration and resource modeling on approximately 10% of our approximate 5,900 acre land position.  We plan on conducting ongoing exploration programs to locate and test surface mineral targets as well as deeper underground bonanza targets by using historic compilation, geological mapping, geochemical and geophysical investigations and drilling. The goal of our strategic plan includes validating qualified resources (measured and indicated) and reserves (proven and probable) of 3,250,000 gold equivalent ounces, from our first two resource areas, Lucerne and Dayton, requiring execution of planned exploration and development drilling. Overall, the Company has already validated measured and indicated resources in the Lucerne and Dayton areas containing over 2,000,000 gold equivalent ounces.

The Lucerne Resource Area has been the focus of the Company’s exploration and development efforts since 2007. It includes the previously mined Billie the Kid, Hartford and Lucerne mining claims, and extends northeasterly to the area of the historic Woodville bonanza, and north to the historic Justice and Keystone mines, plus the extension of these areas down-dip to the east. The Company has the key mining permits required and has resumed mining in the Billie the Kid, Hartford and Lucerne west-side mining claims. The Lucerne Resource Area is approximately 5,000 feet long, with an average width of 600 feet, representing less than three percent of the land holdings controlled by the Company. The east-side target within this area ranks as one of the Company’s top exploration and potential mine production expansion targets, including the recently discovered structurally bounded, wedge-like, zone hosting significant gold and silver. We call this structural intersection the ‘Chute Zone’. We believe that the structural intersection and geometric shape of the Chute Zone is similar to highly mineralized zones that were historically mined in the Comstock District as bonanzas. There were 33 mined bonanza ore zones located along the northern Comstock mineral belt.

The discovery of the Chute Zone is the result of drilling, analysis and interpretation by the Company’s geological team. The Company hopes to gain a deeper understanding of the controlling geologic attributes of the Chute Zone, allowing for even more efficient identification of such structures in future exploration programs along the Comstock. Based upon the structural controls of the higher-grade Chute Zone, the Company has recognized structural similarities in higher-grade zones at Dayton and other mineralized areas within the Company’s property position. Expectations are high that further drilling and development will allow for important extensions to these higher-grade zones. The Company is currently assessing how best to develop and ultimately mine this mineralized material, as it represents the first substantial opportunity for an underground mining development by the Company.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

We believe that our consolidation of the Comstock District is substantial and has provided us with opportunities to utilize the historical information available to identify drilling targets efficiently and with significant potential. The next phases of our exploration, discovery and development program will continue with three significant intermediate objectives: 1) step-out, development and infill drilling in the east-side of the Lucerne Resource Area; including the Chute Zone; 2) step-out, development and infill drilling in the Dayton Resource Area; and 3) exploration drilling on high priority targets, including Spring Valley.

Corporate

During the third quarter, the Company strengthened its balance sheet by increasing current assets, total assets and stockholders equity. The Company had total current assets of $11.2 million at September 30, 2013, including cash and cash equivalents on hand of $5.9 million. Inventories, mineralized material on leach pad, and stockpiles totaled $4.2 million. Total debt and other long-term liabilities were $10.2 million at September 30, 2013, a decrease of $3.5 million during the first nine months of the year, from $13.7 million. We will also pay down an additional $.7 million in debt obligations during the remainder of 2013. The Company currently has no indebtedness for borrowed money.

The Company’s current capital resources include cash and cash equivalents and other working capital resources, cash generated through operations, and existing financing arrangements. The Company’s certificate of incorporation permits it to incur indebtedness for money borrowed of up to $5 million at the discretion of the Board of Directors. The Company believes that it could access on more favorable terms than in the past one or more other credit facilities.

2013 & 2014 Production Outlook

The Company’s anticipates annual operating expenses for the Lucerne Mine, including all mining, processing, mine administration and support costs of approximately $26 - $28 million per annum with an anticipated production schedule currently processing at the rate of 1 million tons per annum, but also includes plans for ramping up to over 2 million tons per annum run rate.  The Company currently anticipates production rates beyond the 400 gold-equivalent ounces per week in the next three months, and targeting 40,000 gold equivalent ounces for 2014.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

Comstock’s Chief Executive Officer, Corrado De Gasperis concluded, “Our balance sheet remains strong as we continue building our precious assets, expanding our community developments, facilities and operations and marching toward sustained cash flows. We feel we are well positioned for 2014, from every perspective.”

Conference Call

As previously announced, the Company will host a conference call on October 31, 2013 at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to report the Third Quarter 2013 results, business update and outlook.

The live call will include a moderated Q&A, after the prepared remarks. The dial-in telephone numbers for the live audio are as follows:

U.S. / Canada Toll free: 1-866-544-4625

International Toll: 416-849-2726

The audio will be available, usually within 24 hours of the call, and for 30 days thereafter, at http://www.comstockmining.com/investors/investor-library

About Comstock Mining Inc.

Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton, achieve initial commercial mining and processing operations in the Lucerne Mine with annual production rates of approximately 20,000 gold equivalent ounces and significantly grow production through the commercial development and expansions of both the Lucerne and Dayton Mine plans.

Forward-Looking Statements

This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K and the following: current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from the conversion of securities that are convertible into or exercisable for shares of our common stock; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to maintain the listing of our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com

Corrado De Gasperis		Kimberly Shipley
President & CEO		Manager of Investor Relations
Tel (775) 847-4755		Tel (775) 847-0545
degasperis@comstockmining.com		shipley@comstockmining.com

COMSTOCK MINING
P.O. Box 1118 • 1200 American Flat Road • Virginia City, NV 89440	Investors (775) 847-0545 • Facsimile (775) 847-4762